Notice of Annual Meeting
                    of Stockholders

                    Wednesday, April 14, 1999
                    11:00 A.M.
================================================================================

                    J.P. Morgan & Co. Incorporated
                    Morgan Hall West
                    46th Floor, 60 Wall Street
                    New York, New York

                    March 11, 1999

                    To our stockholders:

                    We are pleased to invite you to attend our 1999 annual meeting of stockholders to:

                  o Elect 17 directors,

                  o Approve the  appointment of  PricewaterhouseCoopers LLP as independent accountants for 1999,

                  o Act on three stockholder proposals to be presented, and

                  o Conduct other business properly brought before the meeting.

                    Stockholders of record at the close of business on February 26, 1999, may vote at the meeting.

                    Your vote is important. Whether or not you plan to attend the meeting, please sign, date, and return the enclosed proxy card in the envelope provided. If you are a registered stockholder, you may also vote by telephone or electronically through the Internet. Instructions are included on your proxy card. You may change your vote by sending in a signed proxy card with a later date or by attending the meeting and voting in person.

                    Rachel F. Robbins
                    Secretary

                    JP Morgan

                    Proxy statement table of contents
--------------------------------------------------------------------------------

                    Information about the annual meeting and voting ........   1

                    Item 1: Election of directors ..........................   2

                            Biographies of our Board nominees ..............   3
                            Committees of the Board of Morgan ..............   8
                            Committees of the Board of the Bank ............   8
                            Director compensation ..........................   9
                            Our executive officers .........................  10
                            Stock ownership of management ..................  11
                            Stock ownership of certain beneficial owners ...  12
                            Compensation committee report on executive .....
                              compensation .................................  12
                            Summary compensation table .....................  16
                            Stock options ..................................  17
                            Long-Term Incentive Plan awards ................  17
                            Stock performance graphs .......................  18
                            Retirement benefits ............................  19
                            Transactions with directors and officers .......  20

                    Item 2: Approval of PricewaterhouseCoopers LLP as
                            independent accountants ........................  20

                    Item 3: Stockholder proposal relating to prior
                            government service .............................  21

                    Item 4: Stockholder proposal relating to cumulative
                              voting .......................................  21

                    Item 5: Stockholder proposal relating to efficient
                            use of capital and financial stabilization .....  23

                    Item 6: Other matters ..................................  24

                            Section 16(a) beneficial ownership reporting
                              compliance ...................................  24
                            Proxy solicitation .............................  25
                            Stockholder proposals ..........................  25

                    Information about the annual meeting and voting
                    ============================================================

                    The Board of Directors of J.P. Morgan & Co. Incorporated (which we refer to in this proxy statement as "Morgan") is soliciting your proxy to vote at our 1999 annual meeting of stockholders (or at any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting.

                    We began mailing this proxy statement and the enclosed proxy card on or about March 11, 1999, to all stockholders entitled to vote. Stockholders who owned Morgan common stock, our only class of voting stock, at the close of business on the record date, February 26, 1999, are entitled to vote. As of this record date, there were 177,204,028 shares of Morgan common stock outstanding. We are also sending the Morgan 1998 Annual Report, which includes our financial statements, along with this proxy statement.

Date, time, and     Date:    Wednesday, April 14, 1999
place of meeting    Time:    11:00 a.m.
                    Place:   Morgan Hall West, 46th Floor
                             60 Wall Street, New York, New York

Voting your proxy   Each share of Morgan common stock that you own entitles you to one vote. The proxy card indicates the number of shares that you own.

                    Whether or not you plan to attend the annual meeting, we urge you to complete, sign, and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the meeting and vote. If you are a registered stockholder, you may also vote by telephone or electronically through the Internet. Instructions are included on your proxy card. If your shares are held in "street name," you should contact your broker, bank, or other nominee to determine whether you will be able to vote by telephone or electronically.

                    If you properly fill in your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

                  o "FOR" the election of all 17 nominees for director (as
                    described on page 2),

                  o "FOR" the approval of PricewaterhouseCoopers LLP as
                    independent accountants for 1999 (as described on page 20), and

                  o "AGAINST" each of the three stockholder proposals to be
                    presented (as described on pages 21 to 24).

                    If any other matter is presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no matters needing to be acted on at the meeting except for those discussed in this proxy statement.

Revoking your     o You may send in another signed proxy card with a later date
proxy               or a later telephone or Internet vote,

                  o You may notify our Secretary in writing before the meeting that you have revoked your proxy, or

                  o You may vote in person at the meeting.

Voting in person    If you plan to attend the meeting and vote in person, we
                    will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank, or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on February 26, 1999, the record date for voting.

Appointing your     If you want to give your proxy to someone  other  than the
own proxy           individuals named as proxies on the proxy card, you may do so by crossing out the names of those individuals and inserting the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the meeting.

Quorum              A quorum is necessary to hold a valid meeting. A majority of
requirement         the shares entitled to vote in person or by proxy at the
                    meeting constitutes a quorum. Abstentions and broker
                    "non-votes" are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

Vote necessary      Item 1: Election of directors
to approve
proposals         * Directors are elected by a plurality vote of shares present at the meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. Only the number of votes "for" and "against" affect the outcome. Abstentions have no effect on the vote.

                    Item 2: Approval of independent accountants

                  * Approval requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy. Abstentions are counted and have the effect of a vote "against."

                    Items 3-5: Stockholder proposals

                  * Same as for Item 2.

                    ------------------------------------------------------------
                  * Under New York Stock Exchange rules, if your broker holds your shares in its name, the broker is permitted to vote your shares on Items 1 and 2 even if it does not receive voting instructions from you. Your broker may not vote your shares on Items 3-5 absent instructions from you. Without your voting instructions, a broker non-vote will occur on Items 3-5 but will have no effect on the vote.

Confidentiality     Proxies, ballots, and voting tabulations identifying
of voting           stockholders are kept confidential and will not be available to anyone except as actually necessary to meet legal requirements.

                    Item 1: Election of directors
                    ============================================================

                    Our Board of Directors has nominated 17 directors for election at the annual meeting. Each nominee is currently serving as one of our directors. If you reelect them, they will hold office until the next annual meeting or until their successors have been elected.

                    Your proxy will vote for each of the nominees unless you specifically withhold authority to vote for a particular nominee.

                    If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected.

                    All nominees are currently also directors of Morgan Guaranty Trust Company of New York (which we refer to in this proxy statement as the "Bank").

                    During 1998 there were eight meetings of the Board of Directors of Morgan. Each director attended at least 75 percent of the meetings of the Board and committees of which he or she was a member.

                    Biographies of our Board nominees
--------------------------------------------------------------------------------
                    Douglas A. Warner III
[Graphic Omitted]   Director since 1990, Age 52

                    Chairman of the Boards of Morgan and the Bank (since January
                    1995) and President of Morgan and the Bank (since January
                    1990). Chairman of the Executive Committees of Morgan and the Bank. Director of Anheuser-Busch Companies, Inc., General Electric Company, and The New York Clearing House Association. Member of the Board of Counselors of Bechtel Group, Inc. Chairman of the Board of Managers and the Board of Overseers of Memorial Sloan-Kettering Cancer Center. Trustee of Pierpont Morgan Library. Member of The Business Roundtable and The Business Council.

--------------------------------------------------------------------------------
                    Paul A. Allaire
[Graphic Omitted]   Director since 1997, Age 60

                    Chairman of the Board and Chief Executive Officer (since
                    1991) and Director of Xerox Corporation (office equipment). Member of the Audit Committee and the Committee on Fiduciary Matters of Morgan and the Examining Committee of the Bank. Director of Sara Lee Corporation, SmithKline Beecham p.l.c., and Lucent Technologies. Member of the Boards of Council on Competitiveness, Council on Foreign Relations, New York City Ballet, Ford Foundation, and Catalyst. Member of The Business Council, The Business Roundtable, and National Academy of Engineering. Trustee of Worcester Polytechnic Institute and Carnegie-Mellon University.

--------------------------------------------------------------------------------
                    Riley P. Bechtel
[Graphic Omitted]   Director since 1995, Age 46

                    Chairman (since January 1996), Chief Executive Officer (since June 1990), and Director (since August 1987) of Bechtel Group, Inc. (engineering and construction). Member of the Committee on Management Development and Executive Compensation and the Committee on Fiduciary Matters of Morgan. Director of Fremont Group, L.L.C., Fremont Investors, Inc., and Sequoia Ventures Inc. Member of American Society of Corporate Executives, The Business Council, The Business Roundtable, The Trilateral Commission, The National Petroleum Council, The Conservation Fund Corporate Council, and Indian School of Business Governing Board. Member of Dean's Advisory Council of Stanford University School of Law. Director of Jason Foundation for Education.

--------------------------------------------------------------------------------
                    Lawrence A. Bossidy
[Graphic Omitted]   Director since 1998, Age 64

                    Chairman of the Board (since January 1992) and Chief Executive Officer (since July 1991) and Director of AlliedSignal Inc. (diversified manufacturing). Member of the Committee on Employment Policies and Benefits of the Bank. Director of Merck & Co., Inc. and Champion International Corporation. Member of The Business Council and The
                    Business Roundtable.

--------------------------------------------------------------------------------
                    Martin Feldstein
[Graphic Omitted]   Director since 1993, Age 59

                    President and Chief Executive Officer of National Bureau of Economic Research, Inc. (private, non-profit research organization) and Professor of Economics at Harvard University (since 1969). Member of the Audit Committee of Morgan and the Examining Committee and the Committee on Employment Policies and Benefits of the Bank. Director of TRW Inc., American International Group, Inc., and Columbia-HCA, Inc. Member of Council on Foreign Relations, The Trilateral Commission, American Academy of Arts and Sciences, American Philosophical Society, and Corporation of Massachusetts General Hospital.

--------------------------------------------------------------------------------
                    Ellen V. Futter
[Graphic Omitted]   Director since 1997, Age 49

                    President and Trustee of American Museum of Natural History (since November 1993). Ms. Futter served as President of Barnard College from May 1981 through September 1993. Member of the Audit Committee of Morgan and the Examining Committee and the Committee on Employment Policies and Benefits of the Bank. Director of Bristol-Myers Squibb Company and Consolidated Edison, Inc. Member of Council on Foreign Relations and Advisory Board of the Yale School of Management. Partner in New York City Partnership.

--------------------------------------------------------------------------------
                    Hanna H. Gray
[Graphic Omitted]   Director since 1976, Age 68

                    President Emeritus and Harry Pratt Judson Distinguished Service Professor of History of The University of Chicago (since July 1993). Dr. Gray was President of The University of Chicago from July 1978 to July 1993. Chairman of the Committee on Fiduciary Matters and member of the Committee on Director Nominations and Board Affairs of Morgan. Director of Ameritech Corp. and Cummins Engine Co., Inc. Trustee of Andrew W. Mellon Foundation, Harvard University, and Howard Hughes Medical Institute. Member of Council on Foreign Relations, American Academy of Arts and Sciences, and American Philosophical Society. Regent of The Smithsonian Institution.

--------------------------------------------------------------------------------
                    Walter A. Gubert
[Graphic Omitted]   Director since 1998, Age 51

                    Vice Chairman of the Boards of Morgan and the Bank and member of the Executive Committees of Morgan and the Bank (since March 1998). Mr. Gubert was Managing Director of the Bank from September 1989 to February 1998, Chairman of the Bank's European Management Committee from June 1993 to December 1997, and Senior Regional Executive for Europe from March 1995 to December 1997.

--------------------------------------------------------------------------------
                    James R. Houghton
[Graphic Omitted]   Director since 1982, Age 62

                    Chairman Emeritus of the Board of Corning Incorporated. Mr. Houghton was Chairman of the Board and Chief Executive Officer of Corning Incorporated from April 1983 to April 1996. Chairman of the Committee on Management Development and Executive Compensation of Morgan. Member of the Executive Committees of Morgan and the Bank. Director of Corning Incorporated, Exxon Corporation, and Metropolitan Life Insurance Company. Chairman of Metropolitan Museum of Art. Trustee of Corning Museum of Glass and Pierpont Morgan Library. Member of The Business Council and Harvard Corporation.

--------------------------------------------------------------------------------
                    James L. Ketelsen
[Graphic Omitted]   Director since 1977, Age 68

                    Retired Chairman of the Board and Chief Executive Officer of Tenneco Inc. (diversified industrial). Mr. Ketelsen was Chairman of the Board of Tenneco Inc. from July 1978 to May 1992 and Chief Executive Officer from July 1978 to January 1992. Chairman of the Audit Committee and member of the Committee on Fiduciary Matters of Morgan and Chairman of the Examining Committee of the Bank. Director of GTE Corporation and Sara Lee Corporation. Trustee of Northwestern University.

--------------------------------------------------------------------------------
                    John A. Krol
[Graphic Omitted]   Director since 1997, Age 62

                    Retired Chairman of the Board of E.I. du Pont de Nemours and Company (global chemical and energy). Mr. Krol was Chairman of the Board from October 1997 to January 1999 and Chief Executive Officer of DuPont from December 1995 to February 1998, President from October 1995 to October 1997, and Vice Chairman from March 1992 to October 1995. Member of the Audit Committee and Committee on Director Nominations and Board Affairs of Morgan and the Examining Committee of the Bank. Director of Mead Corporation, Armstrong World Industries, Inc., Milliken Corporation, Delaware Art Museum, and Catalyst. Member of Board of Trustees of Tufts University and University of Delaware. Member of The Business Council. Trustee of Hagley Museum and U.S. Council for International Business.

--------------------------------------------------------------------------------
                    Roberto G. Mendoza
[Graphic Omitted]   Director since 1990, Age 53

                    Vice Chairman of the Boards of Morgan and the Bank (since January 1990) and member of the Executive Committees of Morgan and the Bank. Director of Consorcio de Alimentos Fabril-Pacifico, S.A., Reuters Group PLC, and Vitro S.A.

--------------------------------------------------------------------------------
                    Michael E. Patterson
[Graphic Omitted]   Director since 1995, Age 56

                    Vice Chairman of the Boards of Morgan and the Bank (since December 1995) and member of the Executive Committees of Morgan and the Bank. Mr. Patterson was Chief Administrative Officer of Morgan and the Bank from November 1994 to December 1995 and Executive Vice President and General Counsel of Morgan and the Bank from March 1987 to November 1994. Director of Euroclear Clearance System S.C., Euroclear Clearance System Public Limited Company, The Clearing House Interbank Payments Company L.L.C., and Oversight Partner I LLC. Chairman of Financial Services Council. Trustee of Columbia University.

--------------------------------------------------------------------------------
                    Lee R. Raymond
[Graphic Omitted]   Director since 1987, Age 60

                    Chairman of the Board and Chief Executive Officer (since April 1993), President (since February 1996), and Director of Exxon Corporation. Mr. Raymond was President of Exxon Corporation from January 1987 to April 1993. Chairman of the Committee on Director Nominations and Board Affairs and member of the Committee on Management Development and Executive Compensation of Morgan. Director of American Petroleum Institute and United Negro College Fund. Trustee of Southern Methodist University and Wisconsin Alumni Research Foundation. Member of The Business Council, The Business Roundtable, Council on Foreign Relations, Emergency Committee for American Trade, National Petroleum Council, The Trilateral Commission, and The University of Wisconsin Foundation.

--------------------------------------------------------------------------------
                    Richard D. Simmons
[Graphic Omitted]   Director since 1990, Age 64

                    Retired President of The Washington Post Company and International Herald Tribune. Mr. Simmons was President of International Herald Tribune from April 1989 to April 1996 and President of The Washington Post Company from September 1981 to May 1991. Member of the Committee on Fiduciary Matters of Morgan and Chairman of the Committee on Employment Policies and Benefits of the Bank. Director of Union Pacific Corporation and The Washington Post Company.

--------------------------------------------------------------------------------
                    Kurt F. Viermetz
[Graphic Omitted]   Director since 1990, Age 59

                    Mr. Viermetz was Vice Chairman of the Boards of Morgan and the Bank from January 1990 to January 1998. Member of Supervisory Board of Hoechst AG and VEBA AG. Member of International Advisory Board of Metro Holding AG, Zug/Switzerland. Member of Board of Grosvenor Estate Holdings. Chairman of New York Stock Exchange International Capital Markets Advisory Committee. Member of Federal Reserve Bank of New York International Capital Markets Advisory Committee. Director of New York Philharmonic Society. Trustee of The Johns Hopkins University's American Institute for Contemporary German Studies. Member of Board of the American Council on Germany, New York.

--------------------------------------------------------------------------------
                    Douglas C. Yearley
[Graphic Omitted]   Director since 1993, Age 63

                    Chairman of the Board and Chief Executive Officer (since May
                    1989) and Director of Phelps Dodge Corporation. Mr. Yearley was President of Phelps Dodge Industries from 1988 until 1990 and Executive Vice President of Phelps Dodge Corporation from 1987 until 1989. Member of the Committee on Management Development and Executive Compensation and the Committee on Director Nominations and Board Affairs of Morgan. Director of USX Corporation, Lockheed Martin Corporation, and Southern Peru Copper Corporation. Director of National Mining Association, Copper Development Association, and International Copper Association. Member of The Business Roundtable and The Business Council. Director of Phoenix Symphony.

                    Committees of the Board of Morgan
                    ============================================================

Audit Committee     James L. Ketelsen (Chairman), Paul A. Allaire, Martin
                    Feldstein, Ellen V. Futter, John A. Krol

                    This committee, which met seven times during 1998, is responsible for overseeing the financial reporting process and the effectiveness of internal controls of Morgan and its consolidated subsidiaries, including the Bank, and for recommending to the Board of Morgan the designation each year of independent accountants.

Committee on        James R. Houghton (Chairman), Riley P. Bechtel, Lee R.
Management          Raymond, Douglas C. Yearley
Development and
Executive           This committee, which met six times during 1998, is
Compensation        responsible for advising the Board, in consultation with
                    senior management, on the development of key executives and recommending or approving their compensation, including the following: (1) evaluating, on a periodic basis, the performance of senior officers and succession planning for key executives, including the Chairman, and making recommendations to the Board; (2) supervising the administration of our incentive and stock plans; (3) reviewing and approving all awards and options granted under our incentive and stock plans and making recommendations to the Board with respect to awards and options for certain members of senior management, and (4) reviewing officer compensation policies.

Committee on        Lee R. Raymond (Chairman), Hanna H. Gray, John A. Krol,
Director            Douglas C. Yearley
Nominations and
Board Affairs       This committee, which met twice during 1998, is responsible for making recommendations to the Board with respect to the qualifications and nominations of directors, directors' functions, committees, compensation and retirement, and other matters affecting directors. In determining its recommendations, this committee will consider nominees recommended by stockholders. Stockholder recommendations should be made in writing, addressed to this committee, attention of the Secretary of J.P. Morgan & Co.
                    Incorporated, 60 Wall Street, New York, New York 10260-0060.

Committee on        Hanna H. Gray (Chairman), Paul A. Allaire, Riley P. Bechtel,
Fiduciary Matters   James L. Ketelsen, Richard D. Simmons

                    This committee, which met twice during 1998, is responsible for reviewing the general conduct of the business of the departments and affiliates of Morgan and the Bank engaged in investing and administering assets held for others in trust and investment management accounts.

                    Committees of the Board of the Bank
                    ============================================================

Examining Committee James L. Ketelsen (Chairman), Paul A. Allaire, Martin
                    Feldstein, Ellen V. Futter, John A. Krol

                    This committee, which met seven times during 1998, is responsible for examinations of the Bank in accordance with New York State banking law.

Committee on        Richard D. Simmons (Chairman), Lawrence A. Bossidy, Martin
Employment Policies Feldstein, Ellen V. Futter and Benefits
                    This committee, which met three times during 1998, is responsible for reviewing the Bank's Retirement, Profit
                    Sharing, and Long-Term Disability Plans, employee benefit plans, employee relations and affirmative action programs, and diversity initiatives.

                    Director compensation
                    ============================================================

                    We provide the following compensation to our directors for their services as directors.

Annual fees       o Each non-employee director receives an annual retainer of
                    $30,000 and an attendance fee of $1,200 for each meeting of the Board of Morgan and the Bank attended.

                  o We also pay our non-employee directors for serving on
                    committees of the Boards: an annual retainer of $20,000 for the Chairman and $12,500 for the members of the Audit Committee and the Committee on Management Development and Executive Compensation, and $10,000 for the Chairman and $7,500 for the members of the other committees. The members of the Audit Committee also serve on the Bank's Examining Committee but receive no additional retainer for this service.

                  o We also reimburse directors for travel expenses to meetings of the Boards and committees.

Director Stock      Under a Director Stock Plan (1992), as amended, non-employee
Plan                directors receive an annual award of share credits for 500 shares of Morgan common stock for their service during the preceding year. This award is pro rated where a director did not serve for all of the preceding year. After termination of service as a director, all awards are paid in shares of stock to the director, or, in the case of death, to their designated beneficiary or estate. This award is credited annually with dividend equivalents.

Deferred            Under our Deferred Compensation Plan for Directors' Fees,
Compensation        non-employee directors may defer their compensation for
Plan for Directors' services as Board or committee members. The plan permits
Fees                directors to make separate deferral elections as to their
                    annual retainer and their meeting fees. Participating directors may elect under the plan to direct Morgan or the Bank to credit deferred amounts to a cash account, a stock account or a combination of both. The plan provides that amounts deferred to the cash account are credited annually with interest earned. Amounts deferred to the stock account are credited annually with dividend equivalents.
                    Participating directors are entitled to receive a cash distribution of the balance in their accounts in full or in up to fifteen annual installments after termination of service as a director.

The Bank's          Retired non-employee directors are eligible to serve as
Directors           members of the Bank's Directors Advisory Council. Members of
Advisory Council    the council receive an annual retainer of $30,000.

                    Our executive officers
                    ============================================================

                    The following individuals are the current executive officers of Morgan. The Chairman of the Board, President, Chairman of the Executive Committee, and Vice Chairmen of the Board of Morgan are elected annually by the Board of Directors to serve until the next annual election of officers and until their respective successors have been elected and have qualified. All other executive officers are elected annually and hold office at the pleasure of the Board of Directors.

                    Douglas A. Warner III     Age 52

                    Chairman of the Boards and President of Morgan and the Bank. See "Election of directors" on page 3.

                    Walter A. Gubert          Age 51

                    Vice Chairman of the Boards of Morgan and the Bank. See "Election of directors" on page 5.

                    Roberto G. Mendoza        Age 53

                    Vice Chairman of the Boards of Morgan and the Bank. See "Election of directors" on page 6.

                    Michael E. Patterson      Age 56

                    Vice Chairman of the Boards of Morgan and the Bank. See "Election of directors" on page 6.

                    Peter D. Hancock          Age 40

                    Chairman of the Capital Committee and the Risk Management Committee of Morgan since January 1999 and Managing Director of Morgan since February 1999; Vice Chairman of the Board of Directors of J.P. Morgan Securities Inc. since June 1996; member of the Board of Directors of J.P. Morgan Securities Inc. since May 1995; Managing Director of J.P. Morgan Securities Inc. from April 1995 to June 1996 and of the Bank from January 1990 to April 1995.

                    Thomas B. Ketchum         Age 48

                    Chief Administrative Officer of Morgan since January 1998; member of the Board of Directors of J.P. Morgan Securities Inc. since October 1995; Managing Director of Morgan since August 1992 and of J.P. Morgan Securities Inc. since July 1994.

                    John A. Mayer Jr.         Age 59

                    Chief Financial Officer of Morgan and the Bank since June 1995; Managing Director of Morgan from January 1990 and of the Bank from February 1989 to June 1995.

                    Rachel F. Robbins         Age 48

                    General Counsel and Secretary of Morgan since February 1996 and Managing Director, General Counsel, and Secretary of the Bank since March 1997; Managing Director of Morgan and of J.P. Morgan Securities Inc. since January 1988; member of the Board of Directors of J.P. Morgan Securities Inc. since April 1986; General Counsel and Secretary of J.P. Morgan Securities Inc. since January 1986; Deputy General Counsel of Morgan from July 1992 to February 1996.

                    David H. Sidwell          Age 45

                    Managing Director and Controller of Morgan and the Bank since December 1994; Senior Vice President and Controller of Morgan and the Bank from April 1994 to December 1994; Senior Vice President of the Bank from February 1989 to April 1994.

                    Stock ownership of management
                    ============================================================

                    The following table shows, as of February 26, 1999, the Morgan stock-based holdings of each director, each executive officer named in the Summary Compensation Table appearing on page 16, and all directors and executive officers as a group, based on information provided by these individuals. Each individual beneficially owns less than 1 percent of our common stock. Except as described in the footnotes to the table, each person has sole investment and voting power over the shares shown in the "Stock" column of the table.

                    ------------------------------------------------------------
                    Name of individual or group        Stock(1)         Total(2)
                    ------------------------------------------------------------
                    Douglas A. Warner III ........    416,400(3)       1,210,468
                    Walter A. Gubert .............    153,630(4)         657,734
                    Roberto G. Mendoza ...........    371,508            975,917
                    Michael E. Patterson .........    253,236(5)         477,055
                    Thomas B. Ketchum ............    109,600(6)         525,032
                    Paul A. Allaire ..............      5,000              5,373
                    Riley P. Bechtel .............        500              1,767
                    Lawrence A. Bossidy ..........      5,000              5,139
                    Martin Feldstein .............      1,000              3,165
                    Ellen V. Futter ..............        500(7)             873
                    Hanna H. Gray ................        800              3,243
                    James R. Houghton ............      1,000              3,443
                    James L. Ketelsen ............      7,800             10,243
                    John A. Krol .................      2,000              3,267
                    Lee R. Raymond ...............        500             11,959
                    Richard D. Simmons ...........      1,000              3,443
                    Kurt F. Viermetz .............    475,950            552,872
                    Douglas C. Yearley ...........      1,000(8)           3,298
                    All directors and executive
                      officers as a group ........  2,235,774(9)       5,648,952
                    ------------------------------------------------------------
                  1 Includes shares of our common stock beneficially owned,
                    directly or indirectly. The number of shares in the column also includes the following shares of common stock which the individual(s) had the right to acquire within 60 days of February 26, 1999, through the exercise of options: Mr. Warner, 357,086 shares; Mr. Gubert, 148,000 shares; Mr. Mendoza, 290,000 shares; Mr. Patterson, 241,695 shares; Mr. Ketchum, 83,646 shares; Mr. Viermetz, 280,000 shares; all directors and executive officers as a group, 1,797,320 shares.

                  2 Shows total stock-based holdings, including securities
                    included in the "Stock" column (as described in footnote 1), plus non-voting interests, including restricted stock, deferred compensation accounted for as units of common stock, stock options that will not become exercisable within 60 days of February 26, 1999, awards of share credits under the Director Stock Plan (1992) described on page 9, and directors' fees deferred as units of common stock under the Deferred Compensation Plan for Directors' Fees described on page 9.

                  3 Includes 6,000 shares owned by his spouse and 240 shares held in custodial accounts for his children. Mr. Warner disclaims beneficial ownership of these shares.

                  4 Includes 5,377 shares owned jointly with spouse, with whom investment and voting power is shared.

                  5 Includes 4,717 shares held in trust for family members. Mr.
                    Patterson disclaims beneficial ownership of all but 1,600 of these shares.

                  6 Includes 575 shares held in trust for his children. Mr.
                    Ketchum disclaims beneficial ownership of these shares.

                  7 Shares owned jointly with spouse, with whom investment and voting power is shared.

                  8 Shares held in trust for family members.

                  9 As a group, beneficially own 1.26 percent of Morgan's common stock.

                    Stock ownership of certain beneficial owners
                    ============================================================

                    We have been notified by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, that as of December 31, 1998 they are the beneficial owners (as defined by rules of the Securities and Exchange Commission (SEC)) of 13,555,521 shares of our common stock, representing 7.8% of our outstanding shares. According to the Schedule 13G filed by them with the SEC, these shares were acquired in the ordinary course of business, were not acquired for the purpose of, and do not have the effect of, changing or influencing control over us, and were not acquired in connection with or as a party to any transaction having such purpose or effect. In addition, Merrill Lynch disclaims beneficial ownership of these shares. Merrill Lynch, a broker-dealer and the sponsor of various unit investment trusts which invest in equity securities, including our stock, has shared voting and investment power over these shares.

                    Compensation committee report on executive compensation
                    ============================================================

Role of the         The Committee on Management Development and Executive
committee and the   Compensation, composed entirely of independent outside
Board               directors ("Outside Directors"), is responsible for
                    determining and ensuring appropriate administration of Morgan's executive compensation policies for its senior management within guidelines and plans approved by the Board of Directors. The committee's recommendations regarding officers who are directors are subject to the approval of the full board of Outside Directors (with officer directors not participating).

Compensation        Morgan's executive compensation program is designed to
philosophy          attract, reward, and retain highly qualified and effective executives and to encourage the achievement of business objectives, including superior corporate performance. The program seeks:

                  o To foster a performance-oriented environment, where variable compensation is based upon corporate and business group as well as individual performance as measured by achievement of short-term and long-term objectives, taking into account economic conditions and competitive compensation levels.

                  o To enhance management's focus on maximizing long-term
                    stockholder value through a strong emphasis on stock-based compensation.

                  o To increase the variable portion of total compensation (both cash and stock) as an individual's level of responsibility increases. This further aligns the interests of senior management and stockholders.

                  o To promote a cohesive, team-oriented ethic among members of senior management in order to maintain the competitive advantage of efficiently integrating diverse global business capabilities.

Components of       The compensation program for Morgan's senior management is
executive           composed of base salary, annual incentive compensation (of
compensation        which a substantial portion is awarded in the form of
program             restricted stock), stock option awards and special long-term performance awards.

Base salary         Base salaries for Morgan's senior management are determined by evaluating the responsibilities associated with the position held, an individual's overall level of experience and competitive practice. However, in keeping with Morgan's emphasis on variable rather than fixed compensation, base salaries represent a relatively low percentage of total compensation for these individuals.

Incentive           In keeping with its philosophy of increasing, as an
compensation        officer's level of responsibility increases, the portion of total compensation that depends upon individual and Morgan performance, Morgan's executive compensation program is heavily weighted toward incentive compensation.

                    To establish and maintain a common focus and shared goals among Morgan's most senior management, incentive compensation for this group is determined at year end by the committee, based on its assessment of Morgan's performance as measured by various quantitative and qualitative factors. The primary quantitative factors reviewed by the committee include such financial performance measures as net income (after provision for a threshold return to stockholders) and return on average common stockholders' equity, both as absolute measures and relative to previous years. Qualitative factors evaluated by the committee include Morgan's performance in relation to industry performance, progress toward achievement of Morgan's short-term and long-term business goals, the quality of Morgan's earnings, and the overall business and economic environment. In making its determination, the committee also reviews competitive compensation levels and trends.

                    Each participant in this incentive compensation arrangement is allocated a specified number of shares out of a pool of shares managed by the committee. The committee also determines the value of each share based upon its qualitative and quantitative assessment of Morgan's performance and competitive compensation levels and trends. Actual incentive compensation awards may be further adjusted up or down under special circumstances, to reflect individual or business unit performance. As discussed further below, a substantial portion of these awards is granted in the form of restricted stock.

Performance plan    In July 1998, the Board of Directors adopted the 1998
awards              Performance Plan of J.P. Morgan & Co. Incorporated and
                    Affiliated Companies (the "1998 Performance Plan"). The 1998
                    Performance Plan was adopted in order to underscore the firm's determined drive for superior performance. Awards will be earned in January 2001 based on the achievement of firm-wide performance goals including significantly improved risk-adjusted returns, earnings growth, and expense management. Awards granted to senior management provide for a potential payout to each recipient of 1 to 2 times the recipient's average incentive compensation for 1998-2000, provided the performance targets are achieved.

Stock-based         The committee believes that stock ownership enhances
compensation and    individuals' focus on maximizing long-term stockholder
stock ownership     value. Accordingly, senior officers are strongly encouraged to develop significant equity positions in Morgan. Morgan's executive compensation programs are designed to facilitate stock ownership and to ensure that, as an individual's level of responsibility increases, financial rewards depend significantly on Morgan's overall performance.

Restricted stock    Each year, a substantial proportion of incentive
                    compensation for senior management is awarded in the form of restricted stock, issued at fair market value on the date of grant and subject to five-year vesting. Since the value of restricted stock awards will ultimately depend on the market value of Morgan Common Stock, the committee believes these awards will serve as an ongoing incentive to preserve and increase stockholder value.

                    For 1998, members of senior management received 45% (50% in the case of the Chairman) of their total incentive compensation awards in the form of restricted stock. This percentage has been unchanged since 1995, evidencing the committee's continued commitment to fostering significant senior management stock ownership.

Stock options       Morgan's executive compensation program also includes stock option awards, which are intended to provide additional incentive to increase stockholder value. All 1998 stock option awards to senior management were granted with an exercise price equal to the fair market value of Morgan stock on the date of grant and become exercisable over five years on a pro rata basis. Because Morgan stock option awards provide value only in the event of share price appreciation, the committee believes stock options represent an important component of a well-balanced incentive program.
                    Individual award levels are based upon a subjective evaluation of each individual's overall past and expected future contribution; therefore, no specific formula is used to determine option awards for any employee. Morgan generally grants stock option awards to members of senior management in July of each year.

Corporate           In 1998, net income declined to $963 million, or 34%, after
performance and     charges taken during the year related to expense management
CEO compensation    initiatives. Return on equity was 8.6% on the same basis,
                    compared with 13.4% in 1997. The turbulence in global financial markets, notably in the August to October period, negatively affected Morgan's results, particularly in emerging markets and credit-related activities. Other important business activities, however, produced stronger results than in 1997, including fixed income in the developed markets, equities, investment banking, and asset management, including the private client business. Revenues from client-focused activities overall grew 6%. Expenses excluding special charges rose 2%.

                    Despite the difficult environment, Morgan continued to make progress on key strategic initiatives: growth of its investment banking, equities, and asset management capabilities and profits; strategic redirection of its credit business; and improvement in productivity. At the same time, the firm managed unprecedented levels of market volatility, continued to serve its clients throughout the markets crisis, generated substantial though lower levels of revenue from markets activities, and maintained its strong capital position. The committee balanced these accomplishments against the decline in earnings and return on capital.

                    Mr. Warner, since becoming Chairman and Chief Executive Officer in January 1995, has provided strong leadership to Morgan, sharpened its strategic focus, strengthened the long-term earnings potential of the firm by developing capabilities geared to the evolving critical needs of the firm's clients, and tightened cost discipline. During 1998, a particularly challenging year, he both ensured the firm's adjustment to difficult conditions and held it to a clear strategic course.

                    Reflecting the decline in Morgan's 1998 earnings, Mr. Warner's total annual compensation for the year decreased 43.4% to $3,050,000, including a restricted stock award with a grant date value of $1,175,000. The annual restricted stock award is included under long-term awards in the Summary Compensation Table. Mr. Warner was allocated the largest number of shares in the incentive compensation arrangement for senior officers for 1998, and the percentage of annual incentive compensation that he received in the form of restricted stock - 50% - was the highest in the firm.

                    Mr. Warner was also awarded 125,000 stock options with an exercise price equal to 100% of the fair market value of Morgan stock on the grant date (the material terms of which are described under "Option grants in 1998"). In addition, Mr. Warner was granted an award under the 1998 Performance Plan and the 1995 Executive Officer Performance Plan that has the potential in 2001 to provide a payment of 1 to 2 times his average incentive compensation for 1998-2000, provided Morgan attains a siginificant improvement in performance as a result of the achievement of the specified performance objectives. (See "Long-Term Incentive Plan awards" for more information.) In setting Mr. Warner's compensation, the committee also takes into account the compensation levels of chief executive officers of Morgan's peer companies and the compensation of other senior officers of Morgan.

Tax deductibility   Section 162(m) of the Internal Revenue Code limits the tax
of executive        deductibility of compensation in excess of $1 million paid
compensation        to certain members of senior management, unless the payments are made under plans which satisfy the technical requirements of the statute (and regulations). While the committee currently intends to pursue a strategy of maximizing deductibility of senior management compensation by making awards under the 1995 Executive Officer
                    Performance Plan and 1995 Stock Incentive Plan (both of which meet the requirements of Section 162(m) and were approved by stockholders during 1995), it also believes it is important to maintain the flexibility to take actions it considers to be in the best interest of Morgan and its stockholders, which may be based on considerations in addition to Section 162(m).

                    The Committee on Management Development and Executive Compensation

                    James R. Houghton, Chairman
                    Riley P. Bechtel
                    Lee R. Raymond
                    Douglas C. Yearley

                    Summary compensation table
                    ============================================================

                    The table below shows, for the years ending December 31, 1998, 1997, and 1996, the annual and long-term compensation that we paid or accrued for those years to our Chief Executive Officer and four most highly compensated executive officers.
                    ------------------------------------------------------------

                                                    Annual compensation  Long-term compensation awards
                                   ------------------------------------  -----------------------------
                                                                                           Securities
                                                           Other annual     Restricted     underlying     All other
Name and                                                   compensation    stock award  stock options  compensation
principal position           Year  Salary ($) Bonus ($)(1)       ($)(2)      ($)(3)(4)  (# shares)(5)        ($)(6)
-------------------------------------------------------------------------------------------------------------------
Douglas A. Warner III        1998    $700,000   $1,175,000           $0     $1,175,000        125,000       $18,721
Chairman                     1997     691,667    2,350,000            0      2,350,000         80,000        18,624
                             1996     600,000    2,633,500            0      5,562,813        300,000        30,651

Walter A. Gubert*            1998     400,000    1,100,000            0        900,000         75,000        33,117
Vice Chairman

Roberto G. Mendoza           1998     450,000    1,100,000            0        900,000         75,000         9,034
Vice Chairman                1997     447,917    2,117,500            0      1,732,500         50,000         8,582
                             1996     425,000    2,208,500      351,253      3,772,531        200,000        18,496

Michael E. Patterson         1998     450,000      825,000            0        675,000         45,000         1,794
Vice Chairman                1997     445,833    1,650,000            0      1,350,000         40,000         1,553
                             1996     397,917    1,851,000            0      1,507,500              0        10,673

Thomas B. Ketchum*           1998     400,000      962,500            0        787,500         60,000        28,056
Chief Administrative
Officer

                    ------------------------------------------------------------
                 *  Not an executive officer of Morgan in 1996 or 1997.

               (1) The 1996 amount includes the cash portion of awards under the Bank's profit sharing program.

               (2) Mr. Mendoza deferred his 1996 annual bonus into common stock equivalents; the amount reported in this column represents the difference between the fair market value of our common stock and the conversion price for such deferrals on the date such deferral was credited to his account. Note that annual bonus deferral elections are made substantially prior to the time when the conversion price is determinable. Furthermore, the conversion price for stock-based deferrals is determined based upon a predetermined formula and could be either higher or lower than the fair market value of our common stock on the actual date such deferrals are credited.

               (3) The amounts reported in this column represent the fair market value of restricted stock units awarded at 100 percent of the fair market value of our common stock on the grant date. This fair market value was: $83.9375 in the case of the special awards described below, $106.844 for 1998 awards, $101.469 for 1997 awards, and $103.438 for 1996 awards. This value is not discounted for restrictions on the stock units. Annual dividend equivalents are paid in cash or are converted into additional share credits in accordance with the terms of the awards and the provisions of the plan under which each award was granted. Except for the special long-term awards granted to Messrs. Warner and Mendoza in 1996, restricted stock awards generally become vested five years after the date of grant or, in the case of death, become immediately vested in full. The amounts reported in this column for 1996 include special long-term awards of 35,000 restricted stock units granted to Mr. Warner and 23,500 restricted stock units granted to Mr. Mendoza. The value of these special long-term awards shown in this column are $2,937,813 for Mr. Warner and $1,972,531 for Mr. Mendoza. The special long-term awards granted to Messrs. Warner and Mendoza will generally vest 10 years after their grant, with pro rata vesting upon death or disability prior to such date. Generally, a committee composed of all non-employee directors may accelerate vesting of restricted stock in its sole discretion. Upon a Change in Control, as defined in the 1995 Stock Incentive Plan (and the predecessor plans), restricted stock awards will become immediately vested (unless the committee administering the plan determines otherwise).

               (4) The named officers had the following non-vested restricted stock award balances, in aggregate, outstanding as of January 20, 1999: Mr. Warner, 146,156 shares ($15,375,192);
                    Mr. Gubert, 99,256 shares ($10,443,132); Mr. Mendoza,
                    112,886 shares ($11,875,191); Mr. Patterson, 59,972 shares
                    ($6,312,119); and Mr. Ketchum, 87,273 shares ($9,182,250).
                    Dollar values are based on (i) the closing price of our common stock on December 31, 1998, ($105.063) for stock awards which were outstanding on that date and (ii) the average of the high and low prices of our common stock on January 20, 1999, ($106.844) for stock awards granted as of that date.

               (5) The amounts reported in this column for 1996 represent special long-term awards granted to Mr. Warner of 300,000 options and to Mr. Mendoza of 200,000 options.

               (6) Includes (i) contributions of $8,500 in 1996 to the Bank's deferred profit sharing plan for Messrs. Warner, Mendoza, and Patterson and (ii) interest exceeding 120 percent of the applicable federal rate deemed to have accrued on deferrals under our incentive compensation plans (based on termination and distribution at the earliest date permissible under the plans although no such interest will be accrued assuming employment until normal retirement age) of $18,721, $18,624, and $22,151 for Mr. Warner for 1998, 1997, and 1996,
                    respectively; $33,117 for Mr. Gubert for 1998; $9,034, $8,582, and $9,996 for Mr. Mendoza for 1998, 1997, and 1996,
                    respectively; $1,794, $1,553, and $2,173 for Mr. Patterson for 1998, 1997, and 1996, respectively; and $28,056 for Mr. Ketchum for 1998.

                    Stock options
                    ============================================================

                    The following tables show information on stock options that we have awarded to our Chief Executive Officer and four most highly compensated executive officers. The first table shows, along with some additional information, the estimated grant date present value of stock options granted in 1998. These values are calculated pursuant to the proxy rules of the SEC and are calculated under the Black-Scholes model for pricing options. The actual pretax gain realized upon the exercise of stock options will depend upon the excess of the market price of our common stock over the exercise price per share of the stock option at the time the option is exercised. The second table shows select information relating to stock options exercised during 1998 and stock options outstanding as of December 31, 1998. We do not grant any stock appreciation rights.

                    Option grants in 1998
                    ------------------------------------------------------------

                                        Percent of total Exercise or            Estimated grant
                                Options  options granted  base price Expiration    date present
Name                      granted(#)(1)     to employees      ($/Sh)       date     value($)(2)
-----------------------------------------------------------------------------------------------
Douglas A. Warner III           125,000             2.36%   $130.938    7/15/08      $4,363,750
Walter A. Gubert                 75,000             1.41     130.938    7/15/08       2,618,250
Roberto G. Mendoza               75,000             1.41     130.938    7/15/08       2,618,250
Michael E. Patterson             45,000             0.85     130.938    7/15/08       1,570,950
Thomas B. Ketchum                60,000             1.13     130.938    7/15/08       2,094,600

                    ------------------------------------------------------------

               (1) Options vest as to one-fifth of the shares covered by the option on each of the first, second, third, fourth, and fifth anniversaries of the grant date. Upon a Change in Control, as defined in the 1995 Stock Incentive Plan, the options will become immediately vested (unless the committee administering the plan determines otherwise).

               (2) Valued using the Black-Scholes option pricing model. The assumptions used for the variables in the model were: 19.3% volatility; a 10-year risk-free rate of 5.57%, compounded annually; a 2.90% dividend yield; and a 10-year option term.

                    Aggregated option exercises in 1998 and year-end option
                    values
                    ------------------------------------------------------------

                                     Aggregated option exercises                            Unexercised options at year-end
                             -----------------------------------  ---------------------------------------------------------
                                                                                             Value of securities underlying
                                                                                  Number (#)       in-the-money options ($)
                             Shares acquired                      -------------------------- ------------------------------
Name                         on exercise (#)  Value realized ($)  Exercisable  Unexercisable     Exercisable  Unexercisable
---------------------------------------------------------------------------------------------------------------------------
Douglas A. Warner III                 50,069          $5,149,261      332,086        514,000     $12,863,779     $1,296,672
Walter A. Gubert                           0                   0      138,000        317,000       5,429,068      4,641,573
Roberto G. Mendoza                         0                   0      276,667        328,333      11,004,396        761,000
Michael E. Patterson                  33,193           3,186,288      228,362         90,333      10,367,554        413,740
Thomas B. Ketchum                     38,326           3,065,146       73,646        298,000       2,373,845      4,641,573
----------------------------------------------------------------------------------------------------------------------

                    Long-Term Incentive Plan awards
                    ------------------------------------------------------------

                    The following table shows the long-term incentive awards to our Chief Executive Officer and four most highly compensated executive officers. Any actual payout will be a multiple, up to the maximum set forth below, of each executive's average annual incentive compensation award for 1998 through 2000 and accordingly the value of the long-term incentive awards is not determinable at this time.

--------------------------------------------------------------------------------
                                                                Estimated future
                                                            payout - multiple of
                                                               average incentive
                                                                    compensation
Name                                   Performance period          for 1998-2000
--------------------------------------------------------------------------------
Douglas A. Warner III                  1/1/98 to 12/31/00                  2.0 x
Walter A. Gubert                       1/1/98 to 12/31/00                  2.0 x
Roberto G. Mendoza                     1/1/98 to 12/31/00                  2.0 x
Michael E. Patterson                   1/1/98 to 12/31/00                  2.0 x
Thomas B. Ketchum                      1/1/98 to 12/31/00                  2.0 x
--------------------------------------------------------------------------------

                    The awards will be earned in 2001 based on the achievement of firm-wide performance goals (including significantly improved risk-adjusted returns, earnings growth, and expense management). Each executive's participation is comprised of two components: one consisting of a portion of the executive's 1998 award under the 1995 Executive Officer Performance Plan and the other granted under the 1998 Performance Plan.

                    Stock performance graphs
                    ============================================================

                    The following graphs show changes over the past five- and 10-year periods in the value of $100 invested in: (1) our common stock; (2) Standard & Poor's 500 Index; (3) Standard & Poor's Financial Index; and (4) companies which comprised the Dow Jones Industrial Average as of December 31, 1998 (of which Morgan is one).

                    Comparisons of five-year total stockholder return
                    in dollars
                    ------------------------------------------------------------

[The following information was depicted as a line graph in the printed material]

                     1993     1994       1995       1996        1997       1998
                     ----     ----       ----       ----        ----       ----
J.P. Morgan         100.0     84.7      126.4      159.6       190.8      184.1
S&P 500             100.0    101.3      139.4      171.4       228.5      293.8
S&P Financial       100.0     96.4      148.5      200.7       297.2      331.1
DJ Industrial       100.0    105.0      143.8      185.4       231.6      273.6

                    Comparisons of 10-year total stockholder return
                    in dollars
                    ------------------------------------------------------------

[The following information was depicted as a line graph in the printed material]

                 1988   1989    1990   1991   1992   1993    1994   1995   1996   1997   1998
                 ----   ----    ----   ----   ----   ----    ----   ----   ----   ----   ----
J.P. Morgan     100.0  131.4   139.3  223.4  222.1  242.6   205.6  306.7  387.3  463.0  446.6
S&P 500         100.0  131.6   127.5  166.3  179.0  197.0   199.6  274.5  337.5  450.1  578.7
S&P Financial   100.0  132.7   104.3  157.0  193.7  215.3   207.5  319.7  432.0  639.8  712.9
DJ Industrial   100.0  132.2   131.5  163.4  175.5  205.3   215.6  295.2  380.6  475.4  561.7

                    The year-end values of each investment shown in the preceding graphs are based on share price appreciation plus dividends, with the dividends reinvested as of the last business day of the month during which such dividends were ex-dividend. The calculations exclude trading commissions and taxes. Total stockholder returns from each investment, whether measured in dollars or percentages, can be calculated from the year-end investment values shown beneath each graph.

                    Retirement benefits
                    ============================================================

                    Under the Bank's Retirement Plan for United States employees and, in certain cases, the Bank's Benefit Equalization Plan, annual benefits are payable upon retirement to employees of Morgan and the Bank and participating subsidiaries. The amounts shown in the following table are those currently payable under the Retirement Plan (and, where applicable, the Bank's Benefit Equalization Plan) upon retirement in December 1998 at age 65 of a participating employee who has elected to receive his or her pension under a straight-life annuity option.

-------------------------------------------------------------------------------------------------------------
Highest average annual salary over          Estimated annual retirement benefits (1) for representative years
three consecutive years of service                                                        of credited service
-------------------------------------------------------------------------------------------------------------
                                              15 years         20 years           25 years           30 years
-------------------------------------------------------------------------------------------------------------
$ 50,000 ................................      $12,765          $17,020            $21,275           $ 25,530
 100,000 ................................       27,015           36,020             45,025             54,030
 150,000 ................................       41,265           55,020             68,775             82,530
 200,000 ................................       49,847           66,296             84,078            101,850

                    ------------------------------------------------------------

               (1) The Employee Retirement Income Security Act of 1974, as amended (ERISA), limits the amount of annual benefits which may be payable under a Federal income tax qualified plan, such as the Bank's Retirement Plan. As permitted by ERISA, the Bank's Benefit Equalization Plan provides for the payment (out of the general funds of the Bank) of supplemental pension benefits to participants in the Bank's Retirement Plan to the extent such participants' benefits under the Retirement Plan are reduced by reason of the ERISA limitations. The extent of any reduction will vary in individual cases according to circumstances existing at the time retirement benefit payments commence.

                    The Bank's Retirement Plan for United States employees provides retirement benefits for eligible employees (regular employees with six months continuous service who have attained age 21). Annual benefits payable upon retirement are computed under a formula which is based on the employee's average annual salary for the three highest-paid consecutive years within the final 10 years prior to termination of employment. Since February 1, 1993, there has been a $150,000 limit on all future annual salary amounts used in determining retirement benefits under the Retirement Plan, the Benefit Equalization Plan, and the International Pension Plan described below. The current annual remuneration covered by the Retirement Plan, taking into account the amendments described above, is $150,000 for all of the individuals named in the Summary Compensation Table on page 16. The credited years of service for such individuals are as follows: Mr. Warner, 30 years; Mr. Gubert, 17 years; Mr. Mendoza, 30 years; Mr. Patterson, 11 years; and Mr. Ketchum, 24 years. Including benefits accrued prior to the February 1, 1993, effective date of the amendments, the estimated annual benefits for the individuals named in the Summary Compensation Table, assuming retirement at age 65, are as follows: Mr. Warner, $217,578; Mr. Gubert, $93,875; Mr. Mendoza, $199,496; Mr.
                    Patterson, $70,932; and Mr. Ketchum, $99,632. As part of an agreement with Mr. Patterson, he will receive an additional seven years of credited service which will provide a supplemental retirement benefit of $42,960 paid from the Benefit Equalization Plan.

                    Morgan's International Pension Plan, of which Mr. Gubert is a member by virtue of prior overseas services, provides additional retirement benefits to certain employees assigned outside their home countries, based on the employee's average annual salary for the three highest-paid consecutive years within the final 10 years of credited service preceding retirement. The International Pension Plan benefit is paid in a lump sum and is determined by multiplying such average salary by the employee's years of credited service and a lump sum accrual rate factor based on the employee's age and deducting an amount equal to the total of all other retirement benefits payable under other Morgan plans and government sponsored pension benefits worldwide. As of December 31, 1998, Mr. Gubert would have been entitled to receive a lump sum retirement benefit of approximately $783,071 under the International Pension Plan.

                    Transactions with directors and officers
                    ============================================================

                    In the ordinary course of our business we engage in transactions with some of our directors and executive officers and their associates, or with organizations of which some of our directors are officers or trustees. These transactions are on an arm's length basis and cover a broad range of our business activities, such as loans, deposits, purchases of our commercial paper, purchases of securities issued by others, and investment banking, financial advisory, and other financial services and market transactions.

                    In the ordinary course of our business, we use the products or services of or have other transactions with a number of organizations of which our directors are officers, including AlliedSignal Inc., Corning Incorporated, E.I. duPont de Nemours and Company, Exxon Corporation, Phelps Dodge Corporation, and Xerox Corporation.

                    Item 2: Approval of PricewaterhouseCoopers LLP as independent accountants
                    ============================================================

                    We are proposing to appoint PricewaterhouseCoopers LLP ("PwC") as our independent accounting firm for 1999 to examine the financial statements of Morgan and its consolidated subsidiaries, including the Bank, and to assist the Examining Committee of the Bank in performing its directors' examination as required by law. The Audit Committee has recommended to the Board the appointment of PwC.

                    We are submitting this selection to you for your approval.

                    PwC served as our principal independent accounting firm in 1998. Audit fees to PwC in 1998 totaled approximately $10.5 million.

                    Representatives of PwC will be at the annual meeting to answer your questions.

                    The Board of Directors recommends a vote FOR this proposal.

                    Item 3: Stockholder proposal relating to prior government service
                    ------------------------------------------------------------

                    Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who owns 50 shares of common stock of Morgan, has indicated that she will introduce the following resolution at the meeting:

                    "RESOLVED: That the stockholders of J.P. Morgan assembled in Annual Meeting in person and by proxy hereby request the Board of Directors to have the Company furnish the stockholders each year with a list of people employed by the Corporation with the rank of Vice President or above, or as a consultant, or as a lobbyist, or as legal counsel or investment banker or director, who, in the previous five years have served in any governmental capacity, whether Federal, City or State, or as a staff member of any CONGRESSIONAL COMMITTEE or regulatory agency, and to disclose to the stockholders whether such person was engaged in any matter which had a direct bearing on the business of the Corporation and/or its subsidiaries, provided that information directly affecting the competitive position of the Corporation may be omitted."

                    In support of the foregoing resolution, the proponent states:

                    "REASONS: Full disclosure on these matters is essential at J.P. Morgan because of its many dealings with Federal and State agencies, and because of pending issues forthcoming in Congress and/or State and Regulatory Agencies.

                    "If you AGREE, please mark your proxy FOR this resolution."

                    The Board of Directors recommends a vote AGAINST this proposal.

                    Morgan selects its employees, directors, and other professionals retained as consultants, lobbyists, counsel, and investment bankers on the basis of their professional ability, expertise, and integrity.

                    Morgan has specific policies and practices to assure the absence of conflicts of interest. Furthermore, numerous federal, state, and local laws and regulations provide safeguards to preclude such conflicts and to prohibit improper use of influence.

                    To comply with this proposal would be costly and would confer no appreciable benefit to stockholders.

                    Item 4: Stockholder proposal relating to cumulative voting
                    ============================================================

                    Mr. John J. Gilbert, 29 East 64th Street, New York, New York 10021-7043, who owns 100 shares of common stock of Morgan, and Mrs. Margaret R. Gilbert, 29 East 64th Street, New York, New York 10021-7043, who, together with Mr. John J. Gilbert, acts for 300 shares as co-trustee under a will, have indicated that they will introduce the following resolution at the meeting:

                    "RESOLVED: That the stockholders of J.P. Morgan & Co., Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

                    In support of the foregoing resolution, the proponent states:

                    "Continued strong support along the lines we suggest were shown at the last annual meeting when 25.4%, an increase over the previous year, 1,964 owners of 32,922,030 shares, were cast in favor of this proposal. The vote against included 2,080,339 unmarked proxies.

                    "California law requires that unless stockholders have voted not to have cumulative voting they will have it. Ohio has the same provision.

                    "The National Bank Act provides for cumulative voting. Companies get around it by forming holding companies without cumulative voting. Banking and other authorities should question the capability of directors to be on boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see the SEC has finally taken action to prevent bad directors from being on boards of public companies. The SEC should have more hearings to prevent such persons becoming directors before they harm investors.

                    "The recent banking failures throughout the world shows the importance of cumulative voting and to get better directors on the board.

                    "Many successful corporations have cumulative voting. Pennzoil defeated Texaco in that famous case. Texaco's recent problems might have been prevented with cumulative voting, getting directors on the board to prevent such things. Ingersoll-Rand having cumulative voting, won two awards.

                    "Another good example is Union Pacific, having troubles with freight shipments which were backed up for months. Merger with Southern Pacific is excuse. Two years ago, Union Pacific took away cumulative voting.

                    "Lockheed-Martin, as well as VWR Corporation have a provision that if anyone has 40% or more of the shares cumulative voting applies.

                    "In 1995 American Premier adopted cumulative voting. Alleghany Power System tried to take away cumulative voting and stockholders defeated it, showing stockholders are interested in their rights. Very successful Hewlett Packard has cumulative voting.

                    "If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

                    The Board of Directors recommends a vote AGAINST this proposal.

                    Similar resolutions were presented in 1998, 1997, 1996, 1995, 1994, 1993, 1992, 1991, 1984, 1979, and 1978. When
                    last proposed in 1998, 72.75% of those votes cast were against the proposal.

                    Cumulative voting permits relatively small groups of stockholders to elect directors to represent their particular interests or points of view. The Board of Directors believes there should never be any question as to whether each director is acting for the benefit of all of the stockholders rather than as a representative of any special group. For this reason, the Board of Directors believes that the institution of cumulative voting in the election of directors would be contrary to the best interests of Morgan's stockholders as a whole.

                    Item 5: Stockholder proposal relating to efficient use of capital and financial stabilization
                    ============================================================

                    Sisters of St. Dominic of Caldwell, N.J., 52 Old Swartswood Station Road, Newton, New Jersey 07860, which owns 100 shares of common stock of Morgan; Sisters of Charity of the Incarnate Word, P.O. Box 230969, 6510 Lawndale, Houston, Texas 77223-0969, which owns 1,000 shares of common stock of Morgan; School Sisters of Notre Dame Cooperative Investment Fund, 336 East Ripa Ave., St. Louis, Missouri 63125, which owns 54 shares of common stock of Morgan; Benedictine Sisters, 530 Bandera Road, San Antonio, Texas 78240, which owns 465 shares of common stock of Morgan; Sisters of the Incarnate Word and Blessed Sacrament, 2930 South Alameda, Corpus Christi, Texas 78404, which owns at least $2,000 in value of common shares of Morgan; The Redemptorists/Denver Province, 2130 East 14th Avenue, Denver, Colorado 80206, which owns 2,500 shares of common stock of Morgan; Sisters of Saint Dominic of Blauvelt, New York, 496 Western Highway, Blauvelt, New York 10913-2097, which owns 800 shares of common stock of Morgan; Sisters of Mercy of Connecticut, Inc., 249 Steele Road, West Hartford, Connecticut 06117, which owns 1,500 shares of common stock of Morgan; Sisters of Mercy of St. Louis, Missouri, 2039 North Geyer Road, St. Louis, Missouri 63131-3399, which owns 100 shares of common stock of Morgan; Adrian Dominican Sisters, 1257 East Siena Heights Drive, Adrian, Michigan 49221-1793, which owns 30,624 shares of common stock of Morgan; Mercy Consolidated Asset Management Program, 20 Washington Square North, New York, New York 10011, which owns 100 shares of common stock of Morgan; Franciscan Friars - St. Benedict the Moor Friary, 146 Danforth Avenue, Paterson, New Jersey 07501-3204, which owns 700 shares of common stock of Morgan; and Maryknoll Sisters of St. Dominic, Inc., P.O. Box 311, Maryknoll, New York 10545-0311, which owns 200 shares of common stock of Morgan, have indicated that they will introduce the following resolution at the meeting:

                    "WHEREAS recent financial crises in less economically developed countries (LDCs) have been exacerbated if not triggered by short-term capital flows and the large amount of foreign portfolio investment relative to their small equity markets;

                    "WHEREAS our corporation's balance sheet has been adversely affected by the debt crisis of the 1980's as well as the more recent crises culminating in the current East Asian melt-down, and therefore we believe that our Corporation should take steps that encourage the LDCs to develop better policies to minimize these cyclic financial crises;

                    "WHEREAS we believe that the economic development of LDCs is often hampered by a lack of internal investment by their own nationals, by poor regulation of financial intermediaries and by the inefficient use of capital through corruption and the lack of transparency in transactions, with the result of a lack of indigenous business development required for stability;

                    "WHEREAS UNCTAD maintains that in Latin America much of the increase in capital flows in the 1990s has been used for private consumption rather than investment for development, and much of these capital in-flows have been short term: for Mexico that short-term foreign debt increased to 16% of GDP by the time of the 1994 crisis;

                    "WHEREAS economic crises have played havoc with small and medium sized businesses in the LDCs because the high interest rates imposed by the IMF arrangements have dried up the small amount of business credit for these domestic firms and have resulted in massive bankruptcies and unemployment;

                    "WHEREAS in order to stem these flows while maintaining domestic interest rates low enough to prevent massive bankruptcies in the present East Asia crisis, the MIT economist Paul Krugman has taken the radical step to suggest that exchange controls be used;

                    "WHEREAS we believe that our corporation can set policies which both serve the long-term interests of our corporation in the LDCs and foster their balanced economic growth;

                    "WHEREAS one goal should be to perform due diligence and lend to creditworthy borrowers and provide services only to businesses with good business practices;

                    "WHEREAS we also believe that controls on short-term capital flows could diminish the extent of these recurring crises and thus provide for more stable development, reducing our corporation's losses on loans and diminished profits on services during crises; an example of such controls would be some variation of those imposed by Chile which required a portion of all short term funds to be deposited with the central bank for a period of up to one-year.

                    "RESOLVED that, in order to diminish the effects on the corporation's balance sheet of the cyclical financial crises of less developed countries, the Board of Directors develop a policy for its lending and services to, and operations in, LDCs to actively encourage the efficient use of capital and financial stabilization, including the corporation's encouragement, support of and continued services to LDCs that institute short-term capital controls."

                    The Board of Directors recommends a vote AGAINST this proposal.

                    We appreciate the seriousness of the issues raised by the proponents and recognize that widely varying views on the value of short-term capital controls have become the subject of debate during the past year. While the efficient use of capital and stable financial conditions in less economically developed nations are clearly desirable, there is little evidence that the imposition of capital controls is a reliable means of achieving them. Our firm works diligently to help governmental and corporate clients obtain access to capital, to help investors find opportunities that meet their risk and return objectives, and to provide responsible advice to all who seek our financial counsel. We have risk management policies and procedures to manage our own engagement and exposures. While markets in 1998 were exceptionally volatile, our risk management processes worked effectively. We do not believe that the proposed policy would provide benefits for stockholders or for governmental clients.

                    Item 6: Other matters
                    ============================================================

                    We do not know of any matters to be acted upon at the meeting other than those discussed in this proxy statement. If any other matter is presented, the individuals named as proxies will vote on the matter in his or her best judgment.

Section 16(a)       Section 16(a) of the 1934 Act requires our executive
beneficial          officers and directors and any other persons who own more
ownership           than 10 percent of our common stock ("Reporting Persons") to
reporting           file reports of ownership and changes in ownership on Forms
compliance          3, 4, and 5 with the SEC and the New York Stock Exchange
                    (NYSE). These Reporting Persons are required by SEC regulation to furnish us with copies of all Forms 3, 4, and 5 that they file with the SEC and NYSE.

                    Based solely on our review of copies of these forms furnished to us and written representations from Reporting Persons, we believe that all of our Reporting Persons complied with these filing requirements for transactions during fiscal year 1998.

Proxy solicitation  We are soliciting this proxy on behalf of our Board of
                    Directors and will bear the solicitation expenses. We are making this solicitation by mail but we may also solicit by telephone or in person. We have hired Morrow & Co. for a fee of $10,500, plus out-of-pocket expenses, to assist in the solicitation. We will reimburse banks, brokerage houses, and other institutions, nominees, and fiduciaries, if they request, for their expenses in forwarding proxy materials to beneficial owners.

Stockholder         If you want to submit a proposal for possible inclusion in
proposals           our proxy statement for the 2000 annual meeting of
                    stockholders, you must ensure that your proposal is received by us on or before November 12, 1999.

                    If you intend to present a proposal at our 2000 annual meeting and do not request timely inclusion of the proposal in our proxy statement, then we must receive notice of such proposal no later than January 26, 2000. If we do not receive notice by that date, no discussion of your proposal is required to be included in our 2000 proxy statement and we may use our discretionary authority to vote on the proposal if you do present it at our annual meeting.

                    March 11, 1999

                    Rachel F. Robbins
                    Secretary

                           Printed on recycled paper

     J.P. Morgan & Co. Incorporated

     Proxy solicited on behalf of the Board of Directors of the Company for Annual Meeting of Stockholders, April 14, 1999

     The undersigned hereby constitutes and appoints Francis J. Morison,  Martha
     J. Gallo and Rachel F. Robbins, and each of them, the true and lawful P agents and proxies of the undersigned with full power of substitution in R each, to represent the undersigned at the Annual Meeting of Stockholders of O J.P. MORGAN & CO. INCORPORATED to be held in Morgan Hall West, 46th floor, X 60 Wall Street, New York, New York, on Wednesday, April 14, 1999, at 11 Y a.m., and at any adjournment of said meeting, and to vote, as directed on the reverse side of this card, on all specified matters coming before said meeting, and in their discretion, upon such other matters not specified as may come before said meeting.

     Election of Directors, Nominees:

     01. Douglas A. Warner III, 02. Paul A. Allaire, 03. Riley P. Bechtel, 04. Lawrence A. Bossidy, 05. Martin Feldstein, 06. Ellen V. Futter, 07. Hanna
     H.  Gray,  08.  Walter A.  Gubert,  09.  James R.  Houghton,  10.  James L.
     Ketelsen, 11. John A. Krol, 12. Roberto G. Mendoza, 13. Michael E. Patterson, 14. Lee R. Raymond, 15. Richard D. Simmons, 16. Kurt F. Viermetz and 17. Douglas C. Yearley.

     You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card to J.P. Morgan & Co. Incorporated, c/o First Chicago Trust Company, a division of EquiServe, P.O. Box 8212, Edison, NJ 08818-9079.

                                                                  -----------
                                                                  SEE REVERSE
                                                                      SIDE
                                                                  -----------

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

     You may also vote the shares held in this account by telephone or electronically through the Internet. Voting by telephone or via the Internet will eliminate the need to mail voted proxy card(s) representing shares held in this account. To vote please follow the steps below:

     o    Have your proxy card and social security number available.

     o Be ready to enter the PIN number indicated on the reverse side of the card just below the perforation.

     To vote using the telephone:

     o Using a touch-tone telephone, dial 1-800-OK2-VOTE (1-800-652-8683) 24 hours a day 7 days a week.

     To vote using the Internet:

     o    Log    on    to    the    Internet    and    go   to    the    website
          http://www.vote-by-net.com.

     Both voting systems preserve the confidentiality of your vote and will confirm your voting instructions with you. You may also change your selections on any or all of the proposals to be voted.

     YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

       Please mark your
  X    votes as in this
       example.


The Board of Directors
recommends a vote "FOR" Items 1 and 2.
--------------------------------------------------------------------------------
This proxy will be voted "FOR" Items 1 and 2 if no choice is specified.
--------------------------------------------------------------------------------
                  FOR    WITHHELD                        FOR    AGAINST  ABSTAIN
1. Election of                       2. Approval
   Directors.                           of independent
   (see reverse)                        accountants.

For, except vote withheld from the following nominee(s):

_________________________________________________________

--------------------------------------------------------------------------------

The Board of Directors
recommends a vote "AGAINST"
Items 3 - 5.
--------------------------------------------------------------------------------
This proxy will be voted "AGAINST" Items 3 - 5 if no choice is specified.
--------------------------------------------------------------------------------
                                                        FOR    AGAINST   ABSTAIN

3. Stockholder proposal relating to prior government service.

4. Stockholder proposal relating to cumulative voting.

5. Stockholder proposal relating to efficient use of capital and financial stabilization.

--------------------------------------------------------------------------------







SIGNATURE(S)__________________________________________________ DATE_____________

The signer hereby revokes all proxies previously given by the signer to vote at this meeting or any adjournment of the meeting.

NOTE: Please sign exactly as your name appears on this proxy card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                         J.P. Morgan & Co. Incorporated

                                 Annual Meeting
                                       of
                                  Stockholders

                            Wednesday, April 14, 1999
                                   11:00 a.m.

                         J.P. Morgan & Co. Incorporated
                                Morgan Hall West
                                 60 Wall Street
                            New York, N.Y. 10260-0060

                                IMPORTANT NOTICE

                     IT IS IMPORTANT THAT YOU VOTE, SIGN AND
                  RETURN THE ABOVE PROXY AS SOON AS POSSIBLE.